Exhibit 3.26

OPERATING AGREEMENT

OF

ENERGYSOLUTIONS FUEL SERVICES, LLC

A Delaware Limited Liability Company

This Operating Agreement (the “Agreement”) for EnergySolutions Fuel Services, LLC (the “Company”) is made and entered into, effective upon the filing of the Certificate of Formation on July 25, 2006, by EnergySolutions, LLC, a Utah limited liability company (the “Member”), as the sole member of EnergySolutions Fuel Services, LLC; setting forth the terms and conditions on which the Company shall be managed and the Member shall hold its interest in the Company.

ARTICLE I

ORGANIZATION

Section 1.1 Organization and Name. The Member hereby enters into this Agreement for the purpose of forming a limited liability company under the laws of the State of Delaware, as the Delaware Limited Liability Company Act (the “Act”) may be amended from time to time, or the corresponding provisions of any subsequent Delaware law governing limited liability companies. The Certificate of Formation and this Agreement shall regulate the internal affairs of the Company. The name of the Company shall be “EnergySolutions Fuel Services, LLC” or such other name as the Member may determine.

Section 1.2 Tax Status; No Liability to Third Parties. The Member intends that the Company shall be treated as not existing for federal and state income tax purposes by reason of its status as a single member limited liability company. All elections shall be made, and all actions shall be taken, to accomplish this status until such time as the Company has more than one member. For state law purposes the Company shall not be treated as a partnership (including, without limitation, a limited partnership) or joint venture and no Member shall be a partner or joint venturer of any other Member for any state law purposes and this Agreement shall not be construed otherwise. No Member or officer shall be liable for the debts, obligations or liabilities of the Company, including under a judgment decree or order of a court.

ARTICLE II

PURPOSES AND POWERS; OFFICE;

STATUTORY AGENT; TERM

Section 2.1 Purposes and Powers. The purpose of the Company is to engage in any lawful act, activity, business or investments in which a limited liability company may be engaged under the laws of Delaware.

Section 2.2 Registered Agent; Registered Office. The principal office of the Company and the office where the Company’s books and records shall be maintained shall be in such state as the Member may from time to time determine. The Registered Agent shall be National Registered Agents, Inc. and the initial registered office shall be at 160 Greentree Drive, Suite 101, Dover, Delaware 19904, County of Kent.

Section 2.3 Term. The Company shall have a perpetual term commencing upon the filing of the Certificate of Formation as provided in Section 1.1, unless earlier dissolved or terminated pursuant to law or the provisions of this Agreement.

ARTICLE III

MEMBERSHIP; MANAGEMENT; ETC.

Section 3.1 Membership Interests; Capital Contributions. The “membership interests” of the Company represent the ownership interests of the Members of the Company. All membership interests in the Company shall be and are owned by the Member, and the Member is the sole and exclusive owner of the Company having all rights of a Member as set forth herein.

Section 3.2 Profits, Losses, Distributions, etc. The Member shall be entitled to all of the profits, losses, gain, deductions and credits of the Company and the Company shall distribute its cash flow to the Member at such time or times as the Member shall determine.

Section 3.3 Management by Manager At Direction of Member. The Company shall have three (3) managers who shall serve until such time as replaced by the Member. Subject always to the provisions of this Article III, including, without limitation, the express provisions of Section 3.5 below, the Managers shall exercise such powers as are granted under the Act to a Manager solely and only at the express direction of the Member, as the Member shall request or direct in writing. Although the Managers shall have those powers granted to a “manager” under the Act, those powers shall only be exercised as provided in the preceding sentence. Any exercise by the Managers of any power or authority granted to a “manager” under the Act other than as the Member shall direct or request in writing shall be a breach of this Agreement by the Manager. The Managers shall have the power to execute and deliver all legal instruments, documents and agreements for and on behalf of the Company, and to cause the Company to take such other acts as are permitted by law, but all such actions by the Managers shall be solely and exclusively as the agent for the Company and at the direction of the Member as provided above.

Section 3.4 Compensation. Unless otherwise agreed, the Managers shall receive no compensation from the Company for their services to the Company.

Section 3.5 Replacement of Manager; Conversion to Member Managed Limited Liability Company. The Member may remove and replace a Manager at anytime, and from time to time, with or without cause. The Member may convert the Company from a Manager-managed limited liability company to a Member-managed limited liability company, in which event the Member shall direct and manage the affairs of the Company in the ordinary course. Such removal and replacement of a Manager, and/or the conversion of the Company to a Member-managed company, shall be accomplished by the Member giving notice to the Manager(s) being removed or otherwise terminated by conversion to a Member-managed limited liability. Notice of a removal, replacement or any termination of a Manager under this Section 3.5 may be given at anytime and in any manner reasonably contemplated to provide notice to the Manager being removed, including, but not limited to, notice by: written correspondence, oral communication, facsimile, email or other electronic correspondence (any written notice shall set forth the identity of the replacement Manager in those circumstances where a Manager is being replaced but the Company is not being converted to a Member-managed limited liability company). If the Company is converted to a

Member-managed limited liability company, the Member shall make such amendments and modifications to this Agreement as may be necessary or desirable to reflect the status of the Company as a Member-managed limited liability company.

Section 3.6 Protection of Members, etc. The Member (and any director, officer or employee of any Member or Manager acting on behalf of or for the Company) shall have no liability to the Company for any mistakes or errors in judgment or for any act or omission believed by them in good faith to be within the scope of authority conferred upon them by this Agreement and shall have liability only for acts and omissions involving their recklessness, negligence or willful misconduct. The fact that the Member has obtained the advice of legal counsel for the Company that any act or omission by them is within the scope of the authority conferred upon them by this Agreement, shall be conclusive evidence that they believed in good faith such act or omission to be within the scope of the authority conferred upon them by this Agreement, but the Member shall not be required to procure such advice to be entitled to the benefits of the preceding sentence.

Section 3.7 Records Confidentiality.

3.7.1 Subject in any event to Sections 3.7.2 and 3.7.3 below, the Company’s books and records shall be kept at the principal executive office of the Company or at such other place as the Member may designate.

3.7.2 The terms of this Agreement, any exhibits hereto, and all of the financial and business books and records of the Company (“Company Information”), are sensitive, confidential and proprietary information, the disclosure of which could irreparably damage the Company. All Company Information shall be held in strictest confidence by the Member and by their officers, directors, employees and agents and shall only be disclosed if and to the extent required by any law, rule or regulation promulgated by any government or agency thereof.

3.7.3 If any Member is confronted with a discovery request, or with a trial or deposition subpoena seeking Company Information, it or he shall promptly notify the Company so that the need for a protective order or other appropriate remedy may be considered by the Company. The Member subject to the request or subpoena is also obligated to take all reasonable steps to protect the confidentiality of Company Information, including, if necessary, seeking a protective order explicitly limiting the Persons who have access to such Company Information, and the manner under which it will be maintained, and seeking agreement that only that portion of the Company Information which is legally required will be disclosed.

Section 3.8 Liabilities. No Member shall be personally liable for any debts, liabilities or obligations of the Company, whether to the Company, to creditors of the Company or otherwise, beyond the value of the property contributed and required to be contributed by the Member to the capital of the Company, the Member’s share of the accumulated but undistributed profits of the Company, and the amount of any distributions (including the return of any Capital Contribution) made to the Member that must be returned to the Company pursuant to applicable law.

Section 3.9 Amendment. This Agreement and the Certificate of Formation of the Company may only be amended by a written Company amendment approved by the Member.

ARTICLE IV

BOOKS AND RECORDS; TAX MATTERS; REPORTS

Section 4.1 Books and Records. The Company shall maintain its books and records, including all books and records required by the Act, at the office identified in Section 2.2. The Company shall make and keep books, records, and accounts, which, in reasonable detail, accurately and fairly reflect transactions and dispositions of assets of the Company and shall devise and maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions have been and are executed in accordance with the general or specific authorization of the Member(s); (b) transactions have been and are recorded as necessary (i) to permit preparation of financial statements in conformity with this Agreement, and (ii) to maintain accountability for assets; (c) access to assets has been and is permitted only in accordance with the general or specific authorization of the Member(s); and (d) the recorded accountability for assets has been and is compared with the existing assets at reasonable intervals and appropriate action has been and is taken with respect to any difference.

Section 4.2 Fiscal Year; Accounting Method. The fiscal year of the Company shall be the calendar year. The method of accounting used by the Company for book and tax purposes shall be determined by the Member. Notwithstanding the foregoing, the Member and the Company intend that the Company shall be a disregarded entity for federal and state income tax purposes and, as such, from an accounting and tax standpoint, no fiscal year or accounting method is necessary with respect to the Company.

ARTICLE V

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 5.1 Dissolution. The Company shall be dissolved and its business and affairs wound up on the first to occur of the following:

5.1.1 The occurrence of any event requiring dissolution under the Act;

5.1.2 The determination of the Member.

Section 5.2. Liquidation and Termination. Upon the dissolution of the Company, the Member shall act as liquidator to wind up the business and affairs of the Company and to complete its liquidation. The Member shall cause the payment of all Company debts and all assets of the Company, after the payment of all debts, shall be distributed to the Member.

ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 6.1 Certain Provisions of the Act Superseded. The provisions of this Agreement regarding the determination of when all or substantially all of the assets of the Company may be sold, the transfer of Units, the withdrawal of a Member, the merger, combination or consolidation of the Company with another firm or entity and other provisions of this Agreement are intended to and shall, to the fullest extent permitted by law, supersede the provisions of the Act regarding any such item.

Section 6.2 Further Assurances. The parties shall execute and deliver such other instruments and take such other action as may be necessary or convenient to effectuate the provisions of this Agreement.

Section 6.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed and to be performed in the State of Delaware.

Section 6.4 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provision hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

Section 6.5 Heirs and Successors. This Agreement and the Certificate shall inure to the benefit of and be binding upon the respective heirs, personal representatives, successors and permitted assigns of the parties hereto.

Section 6.6 Entire Agreement. This Agreement, the Certificate and any exhibit hereto constitute the entire and exclusive statement of the parties’ agreement and supersede all prior agreements, understandings, negotiations and discussions among the parties, whether oral or written.

Section 6.7 Indemnification. The Company shall, to the fullest extent permitted by law, indemnify each Member, Manager, if any, and officer of the Company from and against all damages, claims, judgments, debts, liabilities and obligations arising from or attributable to the activities of the Company, or the activities (or omissions) of any of such Manager, Member or officers when acting on behalf of the Company or in furtherance of its purposes; provided, however, that the Company shall not indemnify any Member or officer for any act or omission comprising fraud or any other criminal act and the Company shall not indemnify any Member or officer for any act or omission comprising bad faith, recklessness or gross negligence on the part of such Member or officer. Such indemnification as is provided as set forth in the prior sentence shall include, but is not limited to, indemnification for the costs and expenses of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the Company) and attorneys’ fees, filing fees, court reporters’ fees and transcript costs, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, hereby execute and deliver this Operating Agreement as of the          day of             , 2006.

MEMBER

ENERGYSOLUTIONS, LLC

By:	/s/ R Steve Creamer
R Steve Creamer, Chief Executive Officer

MANAGERS

/s/ R Steve Creamer
R Steve Creamer

/s/ Raul A. Deju
Raul A. Deju

/s/ Philip O. Strawbridge
Philip O. Strawbridge